Exhibit 23.1
Deloitte Accountants B.V.
Flight Forum 1
5657 DA Eindhoven
PO Box 782
5600 AT Eindhoven
The Netherlands

Tel: + 31 (040) 234 5000
Fax: + 31 (040) 234 5407
www.deloitte.nl
ASML Holding N.V.
De Run 6501
5504 DR VELDHOVEN

Date: August 21, 2008	From: P.J.M.A van de Goor	Reference op9929
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of ASML Holding N.V. and the effectiveness of ASML Holding N.V’s internal control over financial reporting dated January 25, 2008, appearing in the Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2007.
/s/ Deloitte Accountants B.V.

Deloitte Accountants B.V.
Member of
Deloitte Touche Tohmatsu